BERMAN & COMPANY, P.A.

Certified Public Accountants and Consultants

February 13, 2009

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: Xodtec Group USA, Inc.
File Reference No. 000-1421528

We were previously the independent registered public accounting firm for Xodtec Group USA, Inc. (formerly known as JJJ1, Inc.) and under the date of December 7, 2007 reported on the financial statements of Xodtec Group USA, Inc. as of October 31, 2007 and for the period then ended.

On February 11, 2009, the Company dismissed us as its independent registered public accounting firm. We have read Xodtec Group USA, Inc.'s statements included in Item 4.01 Form 8-K regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

Berman & Company, P.A.

Berman & Company, P.A.
Certified Public Accountants

551 NW 77th Street, Suite 107 • Boca Raton, FL 33487
Phone: (561) 864-4444 • Fax: (561) 892-3715
www.bermancpas.com • info@bermancpas.com
Registered with the PCAOB • Member AICPA Center for Audit Quality
Member American Institute of Certified Public Accountants
Member Florida Institute of Certified Public Accountants